Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fieldstone Investment Corporation and subsidiaries:

We consent to the use of our report dated March 2, 2005, with respect to the consolidated statements of condition of Fieldstone Investment Corporation and Subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia
August 17, 2005